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                                                                  EXHIBIT 10.14

                             SETTLEMENT AGREEMENT

  THIS SETTLEMENT AGREEMENT is entered into as of the 22nd day of March, 1999 by and between Borg-Warner Security Corporation ("BWSC") and Loomis, Fargo & Co. ("LFC"). Collectively or individually, BWSC and LFC may be referred to as the "Parties" or the "Party." Capitalized terms in this Agreement which are not herein defined shall have the same meaning as they have in the Contribution Agreement (as hereinafter defined).

  WHEREAS, BWSC AND LFC, among other parties, entered into the Contribution Agreement dated as of November 28, 1996 ("Contribution Agreement") whereby the Parties agreed to defend and indemnify each other for certain stated losses and liabilities;

  WHEREAS, under the Contribution Agreement, BWSC agreed to defend and indemnify LFC for certain stated environmental losses and liabilities related to the operations of Wells Fargo Armored Service Corporation and its subsidiaries ("WFASC");

  WHEREAS, prior to December 31, 1998, LFC had submitted claims for indemnification related to the WFASC environmental losses and liabilities in an amount in excess of $1,200,000;

  WHEREAS, by letter dated December 21, 1998, LFC submitted an estimate of future WFASC environmental losses and liabilities ranging from $1,428,000 to $9,981,000 ("Environmental Letter");

  WHEREAS, BWSC objected to certain claims for indemnification made by LFC related to WFASC environmental losses and liabilities;

  WHEREAS, the Parties desire to resolve and settle all actual or potential environmental claims, liabilities and obligations that LFC has or may have in the future against BWSC and its subsidiaries.

  NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, undertakings and conditions herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

    1) Consideration. Within thirty (30) days of the execution of this Settlement Agreement, BWSC will pay to LFC, via wire transfer, one million four hundred fifty thousand dollars and no cents ($1,450,000.00).

    2) Releases and Indemnification. LFC, on behalf of itself and its current and former officers, directors, employees, agents, shareholders (other than BWSC), attorneys, subsidiaries, predecessors, successors and assigns, or any one claiming by, through, or under them, hereby releases, relinquishes and forever discharges BWSC, its current and former parents, subsidiaries (including, without limitation, WFASC), affiliated companies (with the exception of LFC), and their respective predecessors, successors, assigns, and all their respective current and former officers, directors, employees, agents, stockholders, attorneys, heirs and representatives, from and against any and all Indemnifiable Losses arising out of or in any way connected with, directly or indirectly, any acts, omissions to act, or any other form of obligation or omission by BWSC, or any of its aforementioned privies, related to any environmental claim, environmental liability or environmental obligation arising out of or related to the operations of WFASC, including, without limitation, all environmental claims, environmental liabilities or environmental obligations arising out of or in any way relating to the Contribution Agreement (including, without limitation, Sections 4.20 and 12.1 and Schedule 4.20(a), including Attachment A) and the Environmental Letter, which LFC or any of its aforementioned privies, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in tort or contract or otherwise, in any and all courts or other forums, of whatever kind or nature, whether known or unknown ("Released Claims"). Furthermore, LFC agrees to defend and indemnify BWSC and all of the aforementioned privies, for any of the Released Claims made by a third
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  party. BWSC agrees to provide LFC with prompt written notice of any such third party claim. Furthermore, for any third party claim that LFC accepts the obligation to defend and indemnify BWSC and all of the aforementioned privies under this section, LFC has the right to control the defense or settlement of such third party claims; provided, however, LFC will not agree to settle any such third party claim in a manner that would result in any additional cost, expense, liability or loss to BWSC or the aforementioned privies. Notwithstanding anything to the contrary herein, the foregoing release shall not extend to nor shall be construed to release the Parties' obligations under this Settlement Agreement.

    3) Other Indemnification Obligations. Expect for matters addressed herein, this Settlement Agreement shall have no effect on any other indemnification obligations under the Contribution Agreement, and each Party hereby specifically reserves any claims or defenses thereto that such Party may have with respect to such other indemnification claims, including, without limitation, indemnification claims for cargo losses and taxes.

    4) Representation and Warranties. LFC represents and warrants the following:

      a) Prior to December 31, 1998, LFC paid or agreed to pay invoices to third parties related to environmental matters listed on Schedule 4.20(a), including Attachment A, of the Contribution Agreement in an amount in excess of one million two hundred thousand dollars
    ($1,200,000).

      b) As of the date hereof, LFC's best estimate of environmental costs associated environmental matters listed on Schedule 4.20(a) of the Contribution Agreement incurred or to be incurred subsequent to December 31, 1998 is an amount in excess of one million five hundred thousand dollars ($1,500,000).

    5) Covenants. LFC covenants the following:

      a) LFC will continue to provide BWSC copies of all invoices paid and such other information that BWSC may reasonably request related to the Released Claims.

      b) LFC will continue its efforts to collect monies on behalf of BWSC, as provided in Section 12.1(c) of the Contribution Agreement, from any state UST funds related to the environmental matters listed on Schedule 4.20(a) of the Contribution Agreement and pay such monies as collected to BWSC.

    6) Miscellaneous.

      a) This Settlement Agreement may be executed and delivered in multiple counterparts, each of which when so executed and delivered shall be an original, which collectively shall together constitute one and the same instrument and agreement.

      b) This Settlement Agreement is solely for the benefit of the Parties and such other persons to the extent identified and provided herein, and no provision of this Settlement Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

      c) This Settlement Agreement shall be binding upon and inure to the benefit of BWSC, its respective current and former parties, subsidiaries and affiliates, and their respective predecessors, successors and assigns, and their former and current officers, directors, employees, agents, attorneys, and stockholders of all such parties and LFC, its respective current and former parents, subsidiaries and affiliates, and their respective predecessors, successors and assigns, and their former and current officers, directors, employees, agents, attorneys, and stockholders of all such parties.

      d) The Parties represent and warrant that they have entered into this Settlement Agreement based upon their own independent assessment of the rights and obligations of the Parties and not based upon any representations (other than as provided herein) made by the other party to this Settlement Agreement.

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      e) All understandings and agreements, written or oral, heretofore related to the subject matter addressed in this Settlement Agreement between and among BWSC and LFC are merged into this Settlement Agreement, which alone fully and completely expresses their agreement. This Settlement Agreement constitutes the entire agreement between Parties related to the subject matter hereof. This Settlement Agreement may not be amended or modified, except by a written amendment duly executed by the Parties.

  IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed by their authorized representatives as of the day and year first written above.

BORG-WARNER SECURITY CORPORATION

By: /s/ John A. Edwardson
Its: President and Chief Executive Officer

LOOMIS, FARGO & CO.

By: /s/ James K. Jennings, Jr.
Its: Chief Financial Officer

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